UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(CHECK ONE): / /FORM 10-K  / /FORM 20-F / /FORM 11-K /X/FORM 10-Q / /FORM N-SAR

                        For Period Ended: June 30, 1996

                       / /Transition Report on Form 10-K
                       / /Transition Report on Form 20-F
                       / /Transition Report on Form 11-K
                       / /Transition Report on Form 10-Q
              For the Transition Period Ended: ___________________

If the notification related to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

                              Megalith Corporation
                              --------------------
                            Full Name of Registrant

                              Overline Corporation
                              --------------------
                           Former Name if Applicable

                                 4720 Eslo Dr.
                                 -------------
           Address of Principal Executive Office (Street and Number)

                            Fort Worth, Texas 76140
                            -----------------------
                                City, State, Zip

PART II -- RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

     (a) The reasons described in resonable detail in Part II of this form could not be eliminated without unreasonable effort or expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescibed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to the timing and difficulty of the reporting process and auditor review thge additional expense would be unreasonable.

MISCALCULATED THE DAYS

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         SYED ZAIDI                 817              478-4299
         ----------                 ---              --------
          (Name)                 (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s) ......................................... /X/ Yes / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the suject report or portion thereof?.................................................... / / Yes /X/ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

- --------------------------------------------------------------------------------

                              MEGALITH CORPORATION
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 1996                                         By: /s/ Syed Zaidi